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                                                               EXHIBIT NO. 99(b)



             AMERICAN HERITAGE LIFE INVESTMENT CORPORATION APPROVES
                      MERGER WITH THE ALLSTATE CORPORATION

FOR IMMEDIATE RELEASE:

         JACKSONVILLE, FLORIDA; October 27, 1999 NYSE:AHL - American Heritage Life Investment Corporation ("American Heritage Life") announced today that its shareholders approved its merger with and into a wholly owned subsidiary of The Allstate Corporation ("Allstate") (NYSE:ALL). Pursuant to the merger agreement, shareholders of American Heritage Life Investment Corporation will receive $32.25 in cash for each share of American Heritage Life owned, subject to proration, or 1.34973 shares of Allstate Common Stock for each share of American Heritage Life owned, or a combination of cash and stock. The merger is expected to become effective on October 31, 1999.

         After the merger, the existing management of American Heritage Life will continue to run its business under the present brand name. The Jacksonville offices of American Heritage Life will remain as headquarters for the combined company's growth in the worksite segment of their operations.

         American Heritage Life is licensed to conduct business in 49 states, the District of Columbia and Puerto Rico. It focuses primarily on the sale of products to workers in companies with fewer than 1,000 employees. This average size company employs some 87 percent of the American workforce.

         The Allstate Corporation is the nation's largest publicly held personal lines insurance company. Its main business units include Allstate Personal Property and Casualty, which provides insurance for more than 14 million households and has approximately 15,500 agents in the U.S. and Canada, and Allstate Life Insurance Company, which markets a number of life insurance and savings products under a variety of brands through a number of channels and is currently the nation's 17th largest life insurance business.